AMENDMENT TO INVESTMENT
                               ADVISORY AGREEMENT


AMENDMENT dated as of August 1, 2017 to the Investment Advisory Agreement dated December 4, 2013 (the "Agreement") by and between MFS Series Trust I (the "Trust") on behalf the MFS Low Volatility Equity Fund and the MFS Low Volatility Global Equity Fund (each, a "Fund"), each a series of the Trust, and
Massachusetts   Financial   Services   Company,  a  Delaware  corporation   (the
"Adviser").

                                   WITNESSETH

WHEREAS, the Trust on behalf of each Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

       Article 3. Compensation of the Adviser: The references to the Funds in Appendix B of the Agreement are deleted and replaced in its entirety as follows:

       MFS Low Volatility Equity Fund   0.50%  of the Fund's average  daily  net
                                               assets annually up to $1 billion;

             0.475% of the Fund's average daily net assets annually in excess of
                                               $1   billion   and   up  to  $2.5
                                               billion;

                                               0.45% of the Fund's average daily
                                               net assets annually in  excess of
                                               $2.5 billion.

       MFS Low Volatility Global Equity Fund   0.55% of the Fund's average daily
                                               net  assets  annually  up  to  $1
                                               billion;

             0.525% of the Fund's average daily net assets annually in excess of
                                               $1   billion   and   up  to  $2.5
                                               billion;

                                               0.50% of the Fund's average daily
                                               net assets annually in  excess of
                                               $2.5 billion.

       Miscellaneous:   Except  as  set  forth  in this Amendment, the Agreement
shall remain in full force and effect, without amendment or modification.

       Limitation of Liability of the Trustees and Shareholders: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

                                               MFS SERIES TRUST I, on behalf of
                                               each of MFS Low Volatility Equity
                                               Fund and MFS Low Volatility
                                               Global Equity Fund


                                               By: CHRISTOPHER R. BOHANE_
                                                   Christopher R. Bohane
                                                   Assistant Secretary



                                               PostalCodeStreetMASSACHUSETTS
                                               FINANCIAL SERVICES COMPANY


                                               By: ROBERT J. MANNING_____
                                                   Robert J. Manning
                                                   Chairman